EXHIBIT 21
RETAIL VENTURES, INC.
List of Subsidiaries

		State of	Parent
Ref. No.	Name	Incorporation	Co. No.
1.	Retail Ventures, Inc.	Ohio	N/A
2.	Carlyn Advertising Agency, Inc.	Ohio	1.
3.	DSW Inc.(1)	Ohio	1.
4.	Retail Ventures Imports, Inc.(2)	Ohio	1.
5.	Retail Ventures Licensing, Inc.(3)	Delaware	1.
6.	Retail Ventures Services, Inc.	Ohio	1.
7.	DSW Shoe Warehouse, Inc.	Missouri	3.
8.	Brand Card Services LLC	Ohio	3.
9.	DSW Information Technology LLC	Ohio	3.
10.	eTailDirect LLC	Delaware	7.
11.	Mint Studio LLC	Ohio	3.
12.	DSW MS LLC	Ohio	3.

(1)
Formerly known as Shonac Corporation. Following the completion of its initial public offering on July 5, 2005, DSW Inc. became a controlled subsidiary of Retail Ventures, Inc. As of January 29, 2011, Retail Ventures, Inc. owned approximately 62.0% of DSW’s outstanding Common Shares, including DSW director stock units, and approximately 92.9% of the combined voting power of such shares.

(2)	Formerly known as VC Acquisition, Inc.

(3)	Formerly known as Value City Acquisition Corp.